Exhibit 99.1

NEWS FROM

Media Contact	February 23, 2006

Andy Brimmer, 205-410-2777

HEALTHSOUTH REACHES A GLOBAL, PRELIMINARY SETTLEMENT IN

CLASS ACTION AND DERIVATIVE LITIGATION

BIRMINGHAM, Ala., February 23, 2006 -- HealthSouth Corporation (OTC Pink Sheets: HLSH) announced today that it had reached a global, preliminary agreement in principle with the lead plaintiffs in the federal securities class actions and the derivative actions, as well as its insurance carriers, to settle litigation filed against HealthSouth, certain of its former directors and officers and certain other parties in the United States District Court for the Northern District of Alabama and the Circuit Court in Jefferson County, Alabama relating to financial reporting and related activity that occurred at the company during periods ended in March 2003.

Under the proposed settlement, federal securities and fraud claims brought in the class action against HealthSouth and certain of its former directors and officers will be settled for consideration consisting of HealthSouth common stock and warrants valued at $215 million and cash payments by HealthSouth's insurance carriers of $230 million or aggregate consideration of $445 million. In addition, the federal securities class action plaintiffs will receive 25% of any net recoveries from future judgments obtained by or on behalf of HealthSouth with respect to claims against Richard Scrushy, the company’s former chief executive officer, Ernst & Young, the company's former auditors, and UBS, the company’s former primary investment bank, each of which remains a defendant in the derivative actions as well as the federal securities class actions. The proposed settlement is subject to the satisfaction of a number of conditions, including the successful negotiation of definitive documentation and final court approval.

"This proposed settlement represents a major milestone in HealthSouth's recovery and a powerful symbol of the progress we have made as a company," said HealthSouth President and Chief Executive Officer Jay Grinney. "With the support of our dedicated employees across the country, HealthSouth is on the verge of putting another issue from the past behind us."

"Over the past two years, HealthSouth has successfully negotiated a number of significant legal obstacles resulting from the massive fraud perpetrated against us," said Gregory L. Doody, HealthSouth's General Counsel and Secretary. "The proposed settlement with our stockholders and bondholders, when completed -- together with our agreement with the Securities and Exchange Commission in 2005, our bondholder consent agreement in June of 2004 and our previous settlement with the U.S. Department of Justice - Civil Division and the Centers for Medicare & Medicaid Services in December 2004 -- will put the bulk of the legal issues relating to pre-March 2003 periods behind us and allows us to move forward."

The proposed settlement will not contain any admission of wrongdoing by HealthSouth or any other settling defendant. Securities issued by HealthSouth in the proposed settlement will consist of an aggregate of 25,118,856 shares of its common stock and eleven-year warrants to purchase an aggregate of 40,756,326 additional shares of HealthSouth common stock at an exercise price of $8.28 per share. HealthSouth, the lead plaintiffs and the insurance carriers are continuing discussions toward a definitive settlement agreement. There can be no assurance, however, that such an agreement can be reached or that the proposed settlement will receive the required court approval.

The proposed settlement does not include Ernst & Young, UBS, Scrushy or any former HealthSouth officer who entered a guilty plea or was convicted of a crime in connection with the company's former financial reporting activities.

About HealthSouth

HealthSouth is one of the nation's largest providers of outpatient surgery, diagnostic imaging and rehabilitative healthcare services, operating facilities nationwide. HealthSouth can be found on the Web at www.healthsouth.com.

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates based upon current information, and involve a number of risks and uncertainties. HealthSouth's actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by HealthSouth include, but are not limited to: the investigation by the Department of Justice into HealthSouth's financial reporting and related activity calling into question the accuracy of the Company's previously filed financial statements; the consummation of the proposed settlement of pending litigation relating to these matters on the terms described herein; significant changes in HealthSouth's management team; HealthSouth's ability to successfully refinance its existing indebtedness; HealthSouth's ability to continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, bondholders, vendors and suppliers, employees and customers; HealthSouth’s ability to successfully remediate its internal control weaknesses; changes, delays in or suspension of reimbursement for HealthSouth's services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; competitive pressures in the healthcare industry and HealthSouth's response thereto; HealthSouth's ability to obtain and retain favorable arrangements with third-party payors; HealthSouth’s ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages; general conditions in the economy and capital markets; and other factors which may be identified from time to time in the Company's SEC filings and other public announcements, including HealthSouth’s Form 10-K for the year ended December 31, 2004.

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